EXHIBIT 12
                                                                   Page 1

                          PENNSYLVANIA ELECTRIC COMPANY

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                             Nine Months Ended
                                                               September 30,
                                                              2003       2002
                                                            --------   --------

                                                               (In thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items.....................   $ 16,473   $ 30,140
   Add-
     Interest and other charges, before reduction for
       amounts capitalized and deferred interest expense.     28,233     31,912
     Provision for income taxes..........................     10,850     20,970
     Interest element of rentals charged to income (a)...        313      1,434
                                                            --------   --------

       Earnings as defined...............................   $ 55,869   $ 84,456
                                                            ========   ========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest on long-term debt............................   $ 22,123   $ 24,124
   Other interest expense................................      2,333      2,123
   Subsidiary's preferred stock dividend requirements....      3,777      5,665
   Interest element of rentals charged to income (a).....        313      1,434
                                                            --------   --------

       Fixed charges as defined..........................   $ 28,546   $ 33,346
                                                            ========   ========

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES..........       1.96       2.53
                                                                ====       ====


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(a)  Includes the interest element of rentals calculated at 1/3 of rental expense as no readily defined interest element can be determined.